Exhibit 15.1
Deloitte & Touche LLP
2800 – 1055 Dunsmuir Street
4 Bentall Centre
P.O. Box 49279
Vancouver BC V7X 1P4
Canada
Tel: 604-669-4466
Fax: 604-685-0395
www.deloitte.ca
March 31, 2011
Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C., USA
20549-7561
Dear Sirs/Madams:
We have read Item 16F of Terra Nova Royalty Corporation’s Form 20-F dated March 31, 2011, and have the following comments:
1.	We agree with the statements made in paragraphs two, three and four in the section “Change in Registrant’s Certifying Accountant — Resignation of Deloitte & Touche LLP”.
2.	We have no basis on which to agree or disagree with other statements of the registrant contained therein.
Yours truly,
Independent Registered Chartered Accountants
Membre de / Member of Deloitte Touche Tohmatsu Limited